Exhibit 10.21

FORM OF LETTER AGREEMENT

2025 RESTRICTED STOCK

This Letter Agreement (this “Letter Agreement”) is entered into as of [•], 2026, by and among WhiteHawk Income Corporation, a Delaware corporation (the “Company”), WhiteHawk Management, LLC, a Delaware limited liability company (the “Manager”), and WhiteHawk Minerals LLC, a Delaware limited liability company (the “Contributor”).

RECITALS

WHEREAS, the Company and the Manager are parties to that certain Amended and Restated Investment Management Agreement dated as of October 3, 2025 (as the same may be amended, supplemented, or restated from time to time, the “Investment Management Agreement”); and

WHEREAS, pursuant to Section 5(b) of the Investment Management Agreement, the Company granted to the Manager shares of common stock of the Company designated as “2025 Restricted Stock” (as defined in the Investment Management Agreement), subject to certain vesting conditions set forth therein; and

WHEREAS, pursuant to the steps contemplated by the Contribution Agreement, dated as of [•], 2026 (the “Contribution Agreement”), by and among the Company, WhiteHawk Income Operating Partnership L.P., the Manager, and the Contributor, the Manager will distribute and assign all of its right, title, and interest in and to the 2025 Restricted Stock to the Contributor prior to the contribution of the Manager to WhiteHawk Income Operating Partnership L.P.; and

WHEREAS, the Contributor desires to confirm its agreement to be bound by the vesting conditions and transfer restrictions applicable to the 2025 Restricted Stock following such distribution and assignment; and

WHEREAS, the parties desire to confirm that, upon the consummation of an underwritten initial public offering of the Company’s Class A Common Stock (an “IPO”), the 2025 Restricted Stock shall be deemed to have satisfied the vesting conditions set forth in Section 5(b)(i)(A) of the Investment Management Agreement, but shall remain subject to a new restriction until the expiration of the Lock-Up Period (as defined in the Amended and Restated Certificate of Incorporation of the Company to be adopted in connection with the consummation of the IPO, as amended or restated from time to time, the “Charter”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings given to such terms in the Investment Management Agreement.

2.

Vesting Upon IPO. The parties hereby confirm and agree that, upon the consummation of an IPO, the vesting conditions set forth in Section 5(b)(i)(A) of the Investment Management Agreement shall be deemed satisfied with respect to all outstanding shares of 2025 Restricted Stock.

3.

Assignment of 2025 Restricted Stock. Prior to the contribution of the Manager to WhiteHawk Income Operating Partnership L.P. pursuant to the Contribution Agreement, the Manager shall distribute and assign all of its right, title, and interest in and to the 2025 Restricted Stock to the Contributor. Upon such distribution and assignment, (a) the Contributor shall become the holder of the 2025 Restricted Stock for all purposes under this Letter Agreement, (b) the Contributor shall be bound by and subject to all of the terms, conditions, and restrictions applicable to the Manager under this Letter Agreement with respect to the 2025 Restricted Stock, and (c) all references to the “Manager” in this Letter Agreement with respect to the ownership, vesting, transfer, forfeiture, and other rights and restrictions relating to the 2025 Restricted Stock shall be deemed to refer to the Contributor. The Company hereby consents to such distribution and assignment.

4.

Post-IPO Lock-Up Restriction. Notwithstanding Section 2 above, the parties agree that, upon the consummation of an IPO, the shares of 2025 Restricted Stock shall remain unvested and subject to the restrictions set forth in Section 5 and Section 6 below (in lieu of Section 5(b)(ii) and Section 5(b)(iii) of the Investment Management Agreement) until the expiration of the Lock-Up Period applicable to Initial Stockholders as set forth in Section 4.9 of the Charter. Upon the expiration of the Lock-Up Period, such shares shall automatically and without further action vest and be free of all restrictions set forth in this Letter Agreement.

5.

Restrictions on Transfer. During the period from the consummation of an IPO until the expiration of the Lock-Up Period, the Manager shall not transfer, assign, encumber, pledge, charge, or otherwise dispose of the shares of 2025 Restricted Stock or grant any proxy with respect thereto. Any attempted transfer in violation of this Section 5 shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

6.

Rights as a Holder. During the period from the consummation of an IPO until the expiration of the Lock-Up Period, the Manager shall have, with respect to the shares of 2025 Restricted Stock, all of the rights of a holder of shares of the Company’s common stock, including, without limitation, the right to vote such shares, to receive and retain all regular cash dividends payable to holders of such shares of record, and to exercise all other rights, powers and privileges of a holder of such shares. Notwithstanding the foregoing, (a) the Manager shall not be entitled to delivery of the stock certificate or certificates representing the 2025 Restricted Stock until such shares are no longer subject to restrictions under this Letter Agreement, (b) the Company (or its designated agent) will maintain custody of the stock certificate or certificates representing the 2025 Restricted Stock and any other property issued in respect of the 2025 Restricted Stock, including stock dividends, at all times such shares remain subject to restrictions under this Letter Agreement, (c) no such property will bear interest or be segregated in separate accounts, and (d) the Manager shall not, directly or indirectly, transfer the 2025 Restricted Stock in any manner whatsoever.

7.

Forfeiture. For the avoidance of doubt, upon termination of the Manager’s service to the Company (whether pursuant to Section 9 of the Investment Management Agreement or otherwise), for any reason or no reason, any shares of 2025 Restricted Stock that remain unvested pursuant to Section 4 hereof shall be immediately forfeited, automatically, and without consideration.

8.

Change of Control. Notwithstanding anything to the contrary in this Letter Agreement, in the event of a Change of Control (as defined in the Charter) that occurs following the consummation of an IPO but prior to the expiration of the Lock-Up Period, all shares of 2025 Restricted Stock that remain unvested as of immediately prior to the consummation of such Change of Control shall automatically and immediately vest and be free of all restrictions set forth in this Letter Agreement, effective as of immediately prior to the consummation of such Change of Control, so that the holder of such shares may participate in such Change of Control transaction on the same basis as other holders of shares of the Company’s common stock.

9.

Effect on Investment Management Agreement; Survival. Except as expressly modified by this Letter Agreement, the Investment Management Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Letter Agreement and the Investment Management Agreement with respect to the subject matter hereof, this Letter Agreement shall control. Notwithstanding the termination or expiration of the Investment Management Agreement for any reason, this Letter Agreement shall remain in full force and effect and shall continue to govern the vesting, transfer restrictions, and forfeiture of the 2025 Restricted Stock in accordance with its terms until the earlier of (a) the expiration of the Lock-Up Period, (b) the forfeiture of all shares of 2025 Restricted Stock in accordance with Section 7 hereof, or (c) the vesting of all shares of 2025 Restricted Stock in accordance with Section 8 hereof. The obligations and rights set forth in Sections 3, 4, 5, 6, 7, 8, 10, and 11 of this Letter Agreement shall survive any termination or expiration of the Investment Management Agreement.

10.

Governing Law. This Letter Agreement and all disputes or controversies arising out of or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

11.

Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed as of the date first above written.

WHITEHAWK INCOME CORPORATION

By:
Name:
Title:

WHITEHAWK MANAGEMENT, LLC

By:
Name:
Title:

WHITEHAWK MINERALS LLC

By:
Name:
Title: